Exhibit 23.11

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 31, 2014, with respect to the balance sheet of One Baxter Way, L.P. as of December 31, 2013, the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, and the related notes to the financial statements, which report appears in amendment no. 1 to the December 31, 2013 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.
/s/ KPMG LLP
Dallas, Texas
July 18, 2014